As filed with the U.S. Securities and Exchange Commission on October 26, 2021.
No. 333-260113

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Semper Paratus Acquisition Corporation
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Semper Paratus Acquisition Corporation
767 Third Avenue, 38th Floor
New York, New York 10017
Telephone: (646) 807-8832
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

B. Ben Baldanza
Chief Executive Officer
Semper Paratus Acquisition Corporation
767 Third Avenue, 38th Floor
New York, New York 10017
Telephone: (646) 807-8832
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Ari Edelman, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff, Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(5)
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	34,500,000 units	$10.00	$345,000,000	$31,981.50
Class A ordinary shares included as part of the units(3)	34,500,000 shares	—	—	— (4)
Redeemable warrants included as part of the units(3)	17,250,000 warrants	—	—	— (4)
Total			$345,000,000	$31,981.50

(1)
Estimated solely for the purpose of calculating the registration fees.

(2)
Includes 4,500,000 units, consisting of 4,500,000 Class A ordinary shares and 2,250,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-division, share dividend, or similar transactions.

(4)
No fee pursuant to Rule 457(g).

(5)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Semper Paratus Acquisition Corp. is filing this Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-260113) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this Amendment No. 2 consists only of the facing page, this Explanatory Note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:
SEC expenses	$31,981.50
FINRA expenses	52,250.00
Accounting fees and expenses	35,000.00
Printing and engraving expenses	30,000.00
Legal fees and expenses	250,000.00
Nasdaq listing and filing fees	75,000.00
Miscellaneous expenses	25,768.50
Total	$500,000.00
Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
April 22, 2021, our sponsor paid an aggregate purchase price of $25,000, or approximately $0.0029 per share, to subscribe for an aggregate of 8,625,000 Class B ordinary shares, par value $0.0001. On August 9, 2021, we effected a dividend of approximately 0.3628 shares for each outstanding Class B ordinary share, such that our sponsor owned an aggregate of 11,754,150 founder shares, for approximately $0.0021 per share. On October 1, 2021, we effected a dividend of approximately 0.0195 shares for each outstanding Class B ordinary share, such that our sponsor owns an aggregate of 11,983,333 founder shares, for approximately $0.0021 per share. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as our company’s sponsor in connection with this offering.
Our sponsor and Cantor have committed, pursuant to written agreements, to purchase an aggregate of 1,360,000 placement units (or 1,450,000 placement units if the underwriters exercise their over-allotment option in full), at a price of $10.00 per unit ($13,600,000, or $14,500,000 if the underwriters exercise their over-allotment option in full, in the aggregate), in a private placement that will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16.   Exhibits and Financial Statement Schedules.
(a)   Exhibits.    The following exhibits are filed as part of this Registration Statement:
EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Memorandum and Articles of Association.*
3.2	Form of Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Class A Ordinary Share Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Warrant Agreement.**
5.1	Opinion of Reed Smith LLP.**
5.2	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands Legal Counsel to the Registrant.*
10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.2	Form of Registration and Shareholder Rights Agreement among the Registrant, the Sponsor, Cantor and the holders signatory thereto.*
10.3	Form of Private Placement Units Purchase Agreement between the Registrant and the Sponsor.*
10.4	Form of Unit Subscription Agreement between the Registrant and Cantor.*
10.5	Form of Indemnity Agreement.*
10.6	Promissory Note, dated as of April 22, 2021, between the Registrant and the Sponsor.*
10.7	Securities Subscription Agreement, dated as of April 22, 2021, between the Registrant and the Sponsor.*
10.8	Form of Administrative Support Agreement between the Registrant and the Sponsor.*
10.9	Form of Letter Agreement between the Registrant, the Sponsor, the other holders signatory thereto and each director and officer of the Registrant.*
14	Form of Code of Ethics.*
23.1	Consent of Marcum LLP.*
23.2	Consent of Reed Smith LLP (included in its form of opinion filed as Exhibit 5.1 hereto).**
23.3	Consent of Maples and Calder (Cayman) LLP (included in its form of opinion filed as Exhibit 5.2 hereto).*
24	Power of Attorney (included on signature page to the initial filing of this Registration Statement).*

Exhibit No.	Description
99.1	Consent of Parizad Olver Parchi.*
99.2	Consent of Brad Stewart.*
99.3	Form of Audit Committee Charter.*
99.4	Form of Compensation Committee Charter.*

*
Previously filed.

**
Filed herewith.

(b)   Financial Statements.   See page F-1 for an index to the financial statements and schedules included in the registration statement.
Item 17.   Undertakings.
i
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

ii
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

iii
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of October, 2021.
SEMPER PARATUS ACQUISITION CORPORATION
By:	/s/ B. Ben Baldanza Name: B. Ben Baldanza Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Name	Title	Date
/s/ B. Ben Baldanza	B. Ben Baldanza	Chief Executive Officer (Principal Executive Officer)	October 26, 2021
/s/ Philippe J. Kurzweil	Philippe J. Kurzweil	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 26, 2021
*	Richard N. Peretz	Executive Chairman	October 26, 2021
*	Hooman Yazhari	Vice Chairman	October 26, 2021
*	Paul P. Jebely	Director	October 26, 2021
*	By:	/s/ Philippe J. Kurzweil Name: Philippe J. Kurzweil Title: Attorney-in-Fact